Free Writing Prospectus
Filed on May 20, 2010 Pursuant to Rule 433
Registration No. 333-147542-05
Nissan Auto Lease Trust 2010-A
**ALL POT**
LEADS: JPM/CITI/DB
Co-Mgrs: BNP, CREDITTAG, HSBC, RBS, SOCGEN

Cl	SIZE MM	WAL	M/S	PWIN	LGL	Pxg	%
A-1	201.000	0.35	P-1/A-1+	06/10-12/10	06/11	IL+2	0.56080
A-2	243.000	0.90	Aaa/AAA	12/10-08/11	03/13	EDSF+35	1.109
A-3	256.000	1.64	Aaa/AAA	08/11-06/12	01/16	EDSF+40	1.403
A-4	50.00	2.11	Aaa/AAA	06/12-08/12	01/16	IS+45	1.625

PRICING SPEED:	75% PPC
CLEAN-UP CALL:	5%
EXPECTED PRICE:	Pxd
EXPECTED SETTLE:	05/25/10
CUSIPS:	A1: 65476CAA9, A2: 65476CAB7, A3: 65476CAC5, A4: 65476CAD3
OFFERING TYPE:	PUBLIC
B&D:	J.P. Morgan
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.